Exhibit 3.1
AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION OF
Local.com Corporation
          Local.com Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:
     A. The current name of the Corporation is Local.com Corporation. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 10, 1999 under the name “eWorld Commerce Corporation”. On August 12, 1999, the Corporation filed a restated certificate of incorporation with the Secretary of State of the State of Delaware changing its name to “eLiberation.com Corporation” (the “Restated Certificate of Incorporation”). On February 25, 2003, the Corporation filed a certificate of amendment changing its name to “Interchange Corporation”. On October 26, 2006, the Corporation filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware by which the Corporation’s wholly-owned subsidiary merged with and into the Corporation and pursuant to Section 253 of the General Corporation Law, on November 2, 2006, the effective date of such filing, the Corporation further amended its Restated Certificate of Incorporation to change its name to “Local.com Corporation.” On October 15, 2008, the Corporation filed with the Secretary of State of the State of Delaware a Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock, by which the Corporation designated the rights, preferences and privileges of the Corporation’s Series A Participating Preferred Stock.
     B. This Amendment to the Restated Certificate of Incorporation, as previously amended, was duly adopted in accordance with Sections 242 of the General Corporation Law of the State of Delaware, and amends the provisions of the Corporation’s Restated Certificate of Incorporation, as previously amended.
     C. The text of the Restated Certificate of Incorporation is amended by changing the Article thereof numbered “IV” so that, as amended, said Article shall be and read as follows:
“IV
A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation shall have authority to issue is Seventy Five Million (75,000,000), of which (i) Sixty Five Million (65,000,000) shares shall be Common Stock, $0.00001 par value per share (the “Common Stock”) and (ii) Ten Million (10,000,000) shares shall be shares of Preferred Stock, $0.00001 par value per share (the “Preferred Stock”).
B. Preferred Stock. Subject to the limitations and in the manner provided by law, the Board of Directors of the Corporation (the “Board of Directors”) or a duly-authorized committee of the Board of Directors, in accordance with the laws of the State of Delaware, is hereby authorized to, from time to time, provide by resolution for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), setting forth such resolution, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following: (i) the designation of the series, which may be by distinguishing number, letter or title; (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding); provided that, in case the number of shares of any series shall be so decreased, the shares constituting such decrease shall upon the taking of any action required by applicable law resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series as well as the number of shares authorized for issuance in each series; (iii) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative; (iv) dates at which dividends, if any, shall be payable; (v) the redemption rights and price or prices, if any, for shares of the series; (vi) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series; (vii) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; (viii) whether the shares of the series shall be convertible into, or exchangeable, or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other Corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; (ix) the voting rights, if any, of the Holders of shares of the series generally or upon specified events; (x) any other rights, powers, preferences of such shares as are permitted by law.”
          IN WITNESS WHEREOF, Local.com Corporation, has caused this Amendment to the Restated Certificate of Incorporation to be signed by Heath Clarke, a duly authorized officer of the Corporation, on August 14, 2009.

/s/ Heath Clarke
Heath Clarke,
Chairman and Chief Executive Officer Local.com Corporation